  Exhibit 99.1

Cellular Biomedicine Group Announces Pricing of Public Offering of Common Stock

NEW YORK, NY, March 21, 2019 (PRNEWSWIRE) -- Cellular Biomedicine Group, Inc. (Nasdaq: CBMG) (CBMG or the Company), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced the pricing of an underwritten public offering of 1,029,412 shares of its common stock at a public offering price of $17.00 per share. In addition, the underwriters have been granted a 30-day option to purchase up to 154,411 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. Closing of the offering is expected to occur on or about March 25, 2019, subject to customary closing conditions.  The gross proceeds to CBMG from this offering are expected to be approximately $17.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by CBMG. CBMG intends to use the net proceeds from this offering for preclinical studies, clinical trials, continued technology platform development, as well as for working capital and other general corporate purposes.

Cantor Fitzgerald & Co. and Robert W. Baird & Co. Incorporated are acting as joint book-running managers for the offering.

The shares of common stock described above are being offered by CBMG pursuant to its shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (or SEC) and declared effective by the SEC on June 17, 2016. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained, when available, by sending a request to: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 East Wisconsin Ave., Milwaukee, Wisconsin 53202, or by email at syndicate@rwbaird.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of CBMG, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cellular Biomedicine Group, Inc.

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding the closing of the public offering and the anticipated use of the proceeds thereof. These forward-looking statements are subject to a number of risks, including the satisfaction of customary closing conditions related to the proposed public offering and the risk factors set forth from time to time in CBMG's SEC filings, including but not limited to the risks that are described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of CBMG's Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the SEC and available on the SEC's website at www.sec.gov. In addition to the risks described above and in CBMG's other filings with the SEC, other unknown or unpredictable factors also could affect CBMG's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and CBMG undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
+1 917 717 0994
derrick.li@cellbiomedgroup.com